Exhibit 10.24

FOX FACTORY HOLDING CORP.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY1

CASH COMPENSATION

Retainer for Serving as Lead Director

The Lead Director shall be paid an annual retainer of $10,000 (or such other amount as determined by the Board in its discretion), plus the other retainers and compensation he or she may be eligible to receive set forth below (as such amounts may be changed from time to time by the Board in its discretion).

Retainers for Serving as Committee Chairpersons

Non-employee directors shall be paid the following annual retainers for serving as the chairperson of the following committees of the Board:

•	$15,000	–	Audit Committee
•	$7,500	–	Compensation Committee
•	$7,500	–	Nominations and Corporate Governance Committee

Non-employee directors shall be paid an annual retainer in the amount as so determined by the Board in its discretion for serving as the chairperson of any other committee of the Board.

Retainer for Serving on the Board

Each non-employee directors shall be paid an annual retainer of $40,000 (or such other amount as may be determined by the Board in its discretion) for his or her service on the Board, which retainer shall be payable quarterly. No separate meeting fees shall be paid for Board meetings attended by the directors, unless otherwise determined by the Board.

Committee Meeting Attendance

Each non-employee director shall be paid $1,000 (or such other amount as may be determined by the Board in its discretion) for each meeting of any committee of the Board attended by such director telephonically or in person.

EQUITY-BASED COMPENSATION

Pursuant to the following, Non-employee directors shall be granted annual equity-based compensation awards each year in the form of restricted share units pursuant to the Company’s 2013 Omnibus Plan or pursuant to any other applicable equity-based compensation plan of the Company then effect, as such plans are amended from time to time. Such awards shall vest on the day immediately prior to the next annual meeting, subject to accelerated vesting in the event of the director’s death or a change of control of the Company and shall be subject to such additional terms and conditions as may be set forth in the applicable award agreement and plan.

[1]	Non-Employee Director Policy to go into effect upon consummation of the initial public offering.

The Non-employee directors who are serving on the Board at the time the Company’s initial public offering is consummated shall be entitled to receive an initial award of restricted share units, the number of which shall be determined by dividing $20,000 by the initial public offering price to the public of the Company’s common stock in the Company’s initial public offering. The Company shall grant such initial awards to the non-employee directors on the date that the Company’s initial public offering is consummated. Such awards shall vest on the day immediately prior to the Company’s annual meeting of shareholders held in 2014, subject to accelerated vesting in the event of the director’s death or a change of control of the Company.

Thereafter and subject to applicable laws and the Company’s policies then in place for equity-based awards, the non-employee directors who serve on the Board immediately following the Company’s 2014 annual meeting of shareholders and each annual meeting thereafter shall be entitled to receive an annual award of restricted share units. The number of restricted share units to be awarded annually shall be determined by dividing $40,000 (or such other amount as determined by the Board in its sole discretion), by the closing price of the Company’s common stock on the date of grant. Such annual awards shall be granted on the date of the Company’s annual meeting or, alternatively, during the Company’s open trading window that follows the Company’s annual meeting. If a non-employee director joins the Board on a day other than the date of the annual meeting, such non-employee director shall be entitled to receive a prorated award of restricted share units. Such prorated award shall be determined by multiplying $40,000 times a fraction, (i) the numerator of which shall be the difference between 365 and the number of days that have lapsed since the annual meeting immediately preceding the day such non-employee director joined the award, and (ii) the denominator of which is 365. The product resulting from the prior sentence shall then be divided by the closing price of the Company’s common stock on the date of grant to determine the number of restricted share units to be awarded. Such annual award shall be granted on the date such director joins the Board or, alternatively, during the Company’s open trading window that follows the date that such director joins the Board.

EXPENSE REIMBURSEMENT

Each of the non-employee directors shall be entitled to receive reimbursement for reasonable expenses which they properly incur in connection with attending Board meetings and their duties as a director.

DIRECTORS HOLDING 5% OR MORE OF THE COMPANY’S STOCK AND REPRESENTATIVES OF STOCKHOLDERS HOLDING 5% OR MORE OF THE COMPANY’S STOCK

Notwithstanding the foregoing, any non-employee director who, directly or indirectly, beneficially owns 5% or more of the Company’s outstanding securities or is employed by or represents a stockholder of the Company that, directly or indirectly, beneficially owns 5% or more of the Company’s outstanding securities shall not be entitled to receive any cash compensation or equity-based compensation for his or her service on the Board. Such non-employee director shall, however, be entitled to receive reimbursement for reasonable expenses which he or she properly incurs in connection with attending Board meetings and their duties as a director.

AMENDMENTS, REVISION AND TERMINATION

This policy may be amended, revised or terminated by the Board of Directors at any time and from time-to-time in its sole discretion.